As filed with the Securities and Exchange Commission on November 4, 2005
Registration No. 333-120675

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 on Form S-3
to Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUANTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	91-1819567
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Linda Schoemaker
(Senior Vice President and General Counsel)
aQuantive, Inc.
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Name, address, including zip code, and telephone number, including area code of agent for service)

With Copies to:
David F. McShea
S. Paul Sassalos
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form if filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2005
PROSPECTUS
2.25% Convertible Senior Subordinated Notes Due 2024
and
Common Stock Issuable on Conversion of the Notes
     Under this prospectus, the selling securityholders named in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.
     We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment date was February 15, 2005. The notes will mature on August 15, 2024.
     The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 77.04 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $12.98 per share.
     On or after August 15, 2009, we may redeem the notes at our option, in whole or part, at any time. The redemption price will be 100% of their principal amounts of the notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, any holder of the notes may require us to repurchase all or a portion of the notes held by such person in cash or shares of our common stock, or a combination of cash and such shares, on August 15, 2009, August 15, 2014, and August 15, 2019, at 100% of the principal amount of the notes plus accrued interest and liquidated damages, if any, to but excluding the repurchase date.
     The notes are unsecured obligations and are subordinated to our existing and future senior debt. The notes are effectively subordinated to the liabilities of our direct and indirect subsidiaries. For a more detailed description of the notes, see “Description of Notes” beginning on page 18. For a more detailed description of our common stock, see “Description of Capital Stock” beginning on page 32. The notes are not listed on any securities exchange or included in any automated quotation system. No notes resold under this prospectus will be eligible for trading on The PORTALSM Market.
     Our common stock is quoted on The Nasdaq National Market (“Nasdaq”) under the symbol “AQNT.” On October 28, 2005, the last reported sale price of our common stock on Nasdaq was $21.31.
     The notes and any shares of common stock issued on conversion of the notes may be offered and sold from time to time pursuant to this prospectus, as supplemented or amended from time to time, by the holders of those securities or by their transferees, pledgees, donees or successors, all of which we refer to as selling securityholders. The selling securityholders may sell the securities directly to purchasers or through underwriters, broker-dealers or agents. If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and commissions and transfer taxes, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of any securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act.

     These securities involve a high degree of risk. See “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 4, 2005.

     You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
     This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

SUMMARY
     The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” and any applicable prospectus supplement, together with the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “aQuantive,” “we,” “our” and “us” refer to aQuantive, Inc. and our consolidated subsidiaries, unless otherwise specified.
aQuantive, Inc.
     We are a digital marketing services and technology company. We were founded in 1997 to help marketers acquire, retain, and grow customers across digital media. We are organized into three lines of business as follows:
     Digital Marketing Services. On July 27, 2004, aQuantive closed the acquisition of SBI.Razorfish, an Internet marketing, web development, design and consulting firm. Combined with interactive agency Avenue A, the resulting brand identity for aQuantive’s core agency business is now Avenue A | Razorfish. On January 18, 2005, sister agency i-Frontier, Corp (i-FRONTIER) merged operations with Avenue A | Razorfish, and is operating as its Philadelphia branch. Avenue A | Razorfish is an interactive advertising agency that offers digital marketing services to help our clients use the Internet as an integrated online advertising and business channel. Our service offerings include a process anchored in strategic marketing, user-centric design, dynamic technology platforms and channel integration and optimization. We provide digital marketing services, including media planning and buying, ad serving, campaign analysis, optimization, search engine marketing, creative and website development, customer targeting and email, using proprietary tools including Business Intelligence System, Channel-Scope and Brand Optics.
     Digital Marketing Technologies. Atlas provides digital marketing technologies to manage digital marketing programs and website effectiveness for advertising agencies and enterprise marketers, small and mid-size businesses and select publishers. We provide the following Atlas services for managing digital marketing programs:
•	Atlas Digital Marketing Suite, an end-to-end solution for managing Internet advertising that consists of the Atlas Media Console, the Atlas Creative Management System, Atlas Delivery and Tracking Services and the Atlas Analysis and Optimization Engine;

•	Atlas Search, an integrated search marketing and online campaign management toolset;

•	Atlas Rich Media, an integrated rich media and online campaign management toolset;

•	Atlas NetConversions, a website usability technology for optimizing our clients’ websites; and

•	Atlas Publisher, a highly-scalable ad serving solution focused solely on helping publishers maximize revenue and lower costs associated with performance-focused advertisers
     Digital Performance Media. DRIVEpm and MediaBrokers serve as a liaison between online publishers and advertisers by buying blocks of online advertising inventory from publishers and reselling that inventory to advertisers on a highly targeted basis. We provide the following services for managing behavioral targeting programs:
•	DRIVEpm’s Selector and MediaBrokers’ Cost Per Impression (CPM) Program, targeting tools that allow our clients to focus ad impressions on those users that fit a predetermined customer segment; and

•	DRIVEpm’s Performance and MediaBrokers’ Pay For Performance (PFP) Programs, service offerings that allow our clients to control the cost of desired action by paying on a cost per action basis.

Securities To Be Offered
     This prospectus relates to the offer and sale by the selling securityholders of the following securities:
•	An aggregate principal amount of $80,000,000 of 2.25% Convertible Senior Subordinated Notes due 2024; and

•	6,163,200 shares of common stock, subject to adjustment described below, issuable upon conversion of the notes.
     We issued and sold the notes in August and September 2004 to the initial purchaser, Thomas Weisel Partners LLC, in a transaction that was exempt from the registration requirements of the Securities Act of 1933, or the Securities Act, because the offer and sale of the notes did not involve a public offering.
     The initial purchaser reasonably believed that the persons to whom it resold the notes were “qualified institutional buyers,” as defined in Rule 144A under the Securities Act.
     The following is a summary of the material terms of the securities offered under this prospectus.

Securities Offered	An aggregate principal amount of $80,000,000 of 2.25% Convertible Senior Subordinated Notes due 2024 and the 6,136,200 shares of common stock initially issuable upon conversion of the notes, subject to adjustment described below.

Maturity Date	August 15, 2024.

Ranking	The notes:
•	are unsecured senior subordinated obligations;

•	rank subordinate in right of payment to all existing and future “Senior Debt” as that term is defined in “Description of the Notes—Ranking” on page 25; and

•	are effectively subordinated to the liabilities, including trade payables, of our direct and indirect subsidiaries.

The indenture for the notes does not restrict our incurrence of “Senior Debt” or the incurrence of other indebtedness or liabilities by us or our subsidiaries.

Interest	2.25% per annum on the principal amount of notes, payable semiannually on February 15 and August 15 of each year, beginning February 15, 2005.

Conversion	Unless previously redeemed or repurchased, a note is convertible, at the holder’s option, at any time before the close of business on the business day immediately preceding the maturity date of the notes, into shares of our common stock. The initial conversion rate is 77.04 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $12.98 per share.

Conversion Price Adjustments	The conversion price, and conversion rate, are subject to adjustment upon the occurrence of certain events, including:
•	certain subdivisions and combinations of our common stock;

•	distributions to all holders of our common stock of cash, shares of our common stock, securities convertible into shares of our common stock with a conversion price less than the current market price (as defined in the indenture) or certain rights or certain rights or warrants to purchase our common stock at less than the current market price (as defined in the indenture) of our common stock;

•	subject to certain exceptions, distributions to all holders of our capital shares of evidences of our indebtedness or assets; or

•	subject to certain exceptions, purchases of our common stock pursuant to a tender offer or exchange offer made by us or our subsidiaries to all holders of our common stock.

Optional Redemption	The notes are not redeemable before August 15, 2009. We may redeem all or a portion of the notes at our option on or after August 15, 2009, at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption. You will be able to convert the notes called for redemption up to and including the business day immediately preceding the date of redemption.

Sinking Fund	None.

Purchase of the Notes at Option of the Holder on a Specified Date	You may require us to repurchase all or a portion of your notes on August 15, 2009, August 15, 2014 or August 15, 2019, at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest and any additional interest, to, but excluding, the purchase date. The purchase price, at our option, shall be paid in cash, shares of our common stock, or a combination of cash and such shares. See “Description of Notes—Purchase at Option of the Holder” on page 22.

Change of Control Repurchase	Upon a change of control, each holder of the notes may require us to repurchase some or all of its notes at 100% of their principal amount, together with accrued and unpaid interest through the date of repurchase and, if applicable, the make whole premium described below.

Make Whole Premium	If a change of control occurs prior to August 31, 2009, holders of notes will be entitled to a make whole premium upon the repurchase or conversion of their notes if certain requirements are satisfied. We will satisfy the make whole premium in shares of our common stock or, in certain circumstances, the consideration into which all or substantially all of our shares of common stock have been converted in connection with the change of control. The amount of the make whole premium, if any, will be based on the price paid per share of common stock in the transaction, or the stock price, and the effective date of the change of control. A description of how the make whole premium will be determined and a table illustrating the make whole premium that would apply at various stock prices and change of control effective dates are provided under “Description of the Notes — Description of the Make Whole Premium” on page 24. Holders will not be entitled to the make whole premium if the stock price is less than $8.80 or more than $69.00.

Form and Denomination	The notes were issued in fully registered form in the minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We will not receive any proceeds from the sale of securities covered by this prospectus.

Registration Rights	We filed a shelf registration statement with the SEC, of which this prospectus is part, covering the resale of the notes and the underlying common stock. We agreed to use our reasonable efforts to have the shelf registration statement declared effective within 180 days of the date of the issuance of the notes and to use our reasonable efforts to keep the shelf registration statement effective, subject to specified black-out periods, until the earliest of the following has occurred:
•	all securities covered by the registration statement have been sold;

•	the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of us;

•	the date when all of our notes and the common stock issued upon conversion of the notes have ceased to be outstanding;

•	September 20, 2006; and

•	the date that all of the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.

Liquidated Damages	If the registration statement ceases to be effective for more than 45 days in any 90-day period or more than 90 days in any 365-day period, additional interest will accrue as liquidated damages on the notes equal to 0.25% per annum for the first 90 days from and including the date on which such registration rights default has occurred and 0.50% per annum from and including the 91st day after such registration rights default, through and including the date on which the registration rights default has been cured. Additional interest will be paid semi-annually in arrears.

Trading	We do not intend to list the notes on any national securities exchange. No notes resold under this prospectus will be eligible for trading in The PORTALsm Market of the National Association of Securities Dealers, Inc. There can be no assurance as to the liquidity of, or trading markets for, the notes. Our common stock is quoted on The Nasdaq National Market under the symbol “AQNT.”
     For a more complete description of the terms of the notes, see “Description of Notes” beginning on page 18. For a more complete description of our common stock, see “Description of Capital Stock” beginning on page 32.
RATIO OF EARNINGS TO FIXED CHARGES
     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six months ended
	June 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges (1)	12.3	32.4	13.0	14.6	—	—	—
Deficiency in earnings to fixed charges (in thousands)(2)	—	—	—	—	$3,263	$39,984	$42,929

(1)	For purposes of this calculation, earnings consist of income (loss) before the provision for income taxes and the cumulative effect of changes in accounting, plus fixed charges. Fixed charges consist of interest charges, one-third of rent and amortized capital expenses related to indebtedness.

(2)	Due to net losses incurred in 2000, 2001 and 2002, the ratio of earnings to fixed charges in those years was less than 1:1. We would have had to generate additional earnings in the amounts indicated in the table to have achieved a 1:1 ratio.
Corporate Information
     We began operations in July 1997 and were incorporated in Washington on February 27, 1998. Our principal executive offices are located at 821 Second Avenue, 18th Floor, Seattle, Washington 98104 and our telephone number is (206) 816-8800. Our website is located at http://www.aquantive.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS
This offering involves a high degree of risk. Before you invest in our securities, you should be aware of various risks and uncertainties, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and in any amendment or supplement to this prospectus, together with the information to which we refer you and the information incorporated by reference, before you decide whether to purchase any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the market price of our common stock to decline and could impair the value of any of our other securities, and you may lose all or part of your investment.
Risks Related to Our Business
     We are subject to risks frequently encountered by companies in the Internet marketing and advertising industry.
     Our prospects for financial and operational success must be considered in light of the risks frequently encountered by companies in the Internet marketing and advertising industry. These risks include the need to:
•	attract new clients and maintain current client relationships;

•	achieve effective advertising campaign results for our clients;

•	continue to expand the number of services and technologies we offer;

•	successfully implement our business model, which is evolving;

•	maintain our reputation and build trust with our clients; and

•	identify, attract, retain and motivate qualified personnel.
     If we do not successfully address these risks, our business could suffer.
     We have a history of losses and may not maintain profitability.
     We incurred net losses of $105.1 million for the period from our inception on July 1, 1997 through September 30, 2002. As of June 30, 2005, our accumulated deficit was $33.9 million. We expect to continue to make additional operating and capital expenditures and, as a result, we will need to generate additional revenue to maintain profitability, which we first achieved in the quarter ended December 31, 2002. If our revenue grows more slowly than we anticipate or declines, or if our operating expenses exceed our expectations, we may be unable to maintain profitability.
     Our quarterly operating results are subject to fluctuations that may cause our stock price to decline.
     Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts, investors or us. If our operating results fail to meet these expectations, the market price of our common stock could decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon to predict the future performance of our stock price.
     Our operating results may fluctuate from quarter to quarter and we cannot assure you that we will be profitable in subsequent quarters.
     Our revenue, expenses and operating results could vary significantly from quarter to quarter for several reasons, including:
•	addition of new clients or loss of current clients;

•	seasonal fluctuations in advertising spending;

•	timing variations on the part of advertisers to implement advertising campaigns;

•	changes in the availability and pricing of advertising space;

•	timing and amount of our costs;

•	costs related to any possible future acquisitions of technologies or businesses; and

•	timing in the completion of web development projects or in the recognition of revenue on those projects.
     We rely on a limited number of clients, and the loss of a major client or a reduction in a major client’s Internet advertising or marketing budget could significantly reduce our revenue.
     Our business would be harmed by the loss of any of our major clients, a reduction in the Internet advertising or marketing budgets of any of these clients or any significant reduction in revenue generated from these clients. Current clients may decide not to continue purchasing advertising or marketing services from us or may significantly reduce their advertising or marketing spending, and we may not be able to successfully attract additional clients. For example, in July 2003, a major client discontinued its use of most of our services. In addition, the non-payment of amounts due to us from one or more of our significant clients could harm our business.
     Our client contracts have short termination periods, and the loss of a significant one of these contracts in a short period of time would harm our business.
     We derive a significant portion of our revenue from the sale of advertising services under advertising campaign services contracts, all of which are terminable upon 90 days’ or less notice. In addition, these contracts generally do not contain penalty provisions for termination before the end of the contract term. As a result of our acquisition of SBI.Razorfish, a significant portion of our revenue is now derived from the provision of Internet marketing and consulting services, which tend to be project based and terminable on short notice. The non-renewal, termination or deferral of a significant number of these contracts or the termination or deferral of engagements for Internet marketing and consulting services in any one period could cause an immediate and significant decline in our revenue and harm our business.
     We buy inventory for our performance media business that has to be resold.
     In our DRIVEpm performance media business we purchase publisher inventory that has to be resold. Generally, we purchase this inventory on a CPM basis (Cost Per Thousand Impressions), which means we pay based on the number of ad impressions we serve, and often sell it on a CPA basis (Cost Per Action), under which we are compensated only if a specific action (such as a sale of a customer’s product) results from serving an ad. Our ability to resell this inventory at a profit depends on the price at which we bought it, the price that our customers are willing to pay for it, and the successful use of our technology. While we often negotiate relatively short-term “outs” to our purchase obligations, there can be no guarantees that we will be successful in selling the inventory profitably.
     The Internet advertising or marketing market may deteriorate, or develop more slowly than expected, which could harm our business.
     If the market for Internet advertising or marketing deteriorates, or develops more slowly than we expect, our business could suffer. Our future success is highly dependent on an increase in the use of the Internet, the commitment of advertisers and marketers to the Internet as an advertising and marketing medium, the willingness of our potential clients to outsource their Internet advertising and marketing needs, and our ability to sell technology services to advertising agencies. The Internet advertising and marketing market is relatively new and rapidly evolving. As a result, demand and market acceptance for Internet advertising, marketing and technology services is uncertain. Many of our current or potential clients have little or no experience using the Internet for advertising or marketing purposes and have allocated only a limited portion of their advertising or marketing budgets to Internet advertising or marketing. Also, we must compete with traditional advertising media, including television, radio, cable and print, for a share of our clients’ total advertising budgets.
     Businesses, including current and potential clients, may find Internet advertising or marketing to be less effective than traditional advertising media or marketing methods for promoting their products and services, and therefore the market for Internet advertising, marketing and technology services may deteriorate or develop more slowly than expected. In addition, “filter” software programs are available that limit or prevent advertising from being delivered to an Internet user’s computer. Further, legitimate online businesses may not be able to adequately protect and distinguish themselves from those who are pursuing illegal activities using the Internet. The widespread adoption of such software, or the inability of legitimate businesses to address challenges to the online advertising business model posed by activities such as click fraud, could significantly undermine the commercial viability of

Internet advertising and seriously harm our business. Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.
     Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.
     We have completed several acquisitions, including: GO TOAST, a Denver-based provider of paid search management and optimization tools; NetConversions, a Seattle-based provider of website usability technology; SBI.Razorfish, a provider of internet marketing and consulting services; TechnologyBrokers, a UK-based company that resells Atlas technologies, and MediaBrokers, a UK-based company that provides performance media. We may in the future acquire or make investments in other businesses, or acquire products and technologies, to complement our current businesses. Any future acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm our business, including:
•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

•	ineffectiveness or incompatibility of acquired technologies or services;

•	diversion of management’s attention from other business concerns;

•	unavailability of favorable financing for future acquisitions;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	responsibility for liabilities of acquired businesses;

•	inability to maintain our standards, controls, procedures and policies, which could affect our ability to receive an unqualified attestation from our independent accountants regarding management’s required assessment of the effectiveness of our internal control structure and procedures for financial reporting; and

•	increased fixed costs.
     Our business may be seriously harmed by third-party litigation against us relating to the collection and use of Internet user information, or relating to Internet business practices.
     We have been subject to class action lawsuits alleging, among other things, that our collection and use of Internet user information, or that other internet business practices, violate federal and state laws, and we may be subject to additional suits in the future. Class action litigation is often expensive and time-consuming, and the outcome of such litigation is often uncertain. Such lawsuits, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from our business operations. In addition, such lawsuits may require us to pay substantial damages or prevent us from conducting targeted advertising and aggregating data from our clients’ advertising campaigns. Furthermore, several Internet-related companies, including some in the Internet advertising industry, have had claims brought against them before the Federal Trade Commission regarding the collection and use of Internet user information, and we may be subject to similar claims. Such claims, and any other claim by a government entity or other third party against us regarding our collection and use of Internet user information, or other business practices, could seriously harm our business.
     Privacy concerns could lead to legislative and other limitations on our ability to collect usage data from Internet users, including limitations on our use of cookie or action tag technology and user profiling.
     Privacy concerns could lead to legislative and other limitations on our ability to conduct targeted advertising campaigns and compile data that we use to formulate campaign strategies for our clients. Our systems use “cookies” and “action tags” to track Internet users and their online behavior, which allows us to build anonymous user profiles. A cookie is a small file of information stored on a user’s computer that allows us to recognize that user’s browser when we serve advertisements. An action tag functions similarly to a banner ad, except that the action tag is not visible. Our action tags may be placed on specific pages of our clients’ or prospective clients’ websites. This enables us to measure an advertising campaign’s effectiveness in driving consumers to take specific actions.
     We are substantially dependent on cookie and action tag technology to target our clients’ advertising campaigns and measure their effectiveness. Any reduction in our ability to use cookies or action tags or other means to build anonymous user profiles could harm our business. Such a reduction may result from several causes, including governmental action, technology or litigation. First, governmental bodies concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies, action tags or user profiling. Bills aimed at regulating the collection and use of personal data from Internet users are currently pending in Congress and many state legislatures. Other bills, which are intended to regulate spyware, may be drafted in such a way as to include technology like cookies and action tags in the definition of spyware, thereby creating restrictions that could reduce our ability to use them. In addition, the Federal Trade Commission and the Department of Commerce have conducted hearings regarding user profiling, the collection of non-personally identifiable information and online privacy. Outside the United States, privacy concerns have led to legal and technical limitations on the use of cookies, action tags and user profiling. For example, the European Union has adopted a directive addressing data privacy that limits the collection, disclosure and use of information regarding European Internet users and has enacted an electronic communications directive that imposes certain restrictions on the use of cookies and action tags and also places restrictions on the sending of unsolicited communications. Second, users may limit or eliminate the placement of cookies on their computers by using third-party software that blocks cookies, or by disabling or restricting the cookie functions of their Internet browser software. Internet browser software upgrades may also result in limitations on the use of cookies or action tags. Technologies like the Platform for Privacy Preferences (P3P) Project may limit collection of cookie and action tag information. In addition, third parties have brought class action lawsuits against us and other companies relating to the use of cookies, and we may be subject to similar lawsuits in the future. The results of such lawsuits could limit or eliminate our ability to use cookies and action tags. In certain instances at the request of some of our Avenue A | Razorfish clients, we collect personally identifiable information of Internet users. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time to meet operational needs or changes in the law or industry best practices. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law.
     If our ability to use cookies or action tags or to build user profiles were substantially restricted, we would likely have to use other technology or methods that allow the gathering of user profile data in other ways in order to provide our services to our clients. This change in technology or methods could require significant reengineering time and resources, and might not be done in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available on commercially reasonable terms, if at all.
     Our business may be seriously harmed by litigation alleging violations of federal and state securities laws.
     We and some of the underwriters of our initial public offering of common stock in February 2000 are defendants in a consolidated class action lawsuit that alleges violations of federal securities laws in connection with our initial public offering. Razorfish is similarly involved in this lawsuit relating to its public offering in April 1999. The claims in the lawsuit include, among other things, allegations of misrepresentations or failures to disclose alleged facts relating to the defendant underwriters’ compensation and commissions in connection with our initial public offering and alleged agreements between the underwriters and their customers relating to future purchases of our stock and/or the stock of other companies. In 2004, we accepted a settlement proposal for this litigation. In February 2005, the court gave preliminary approval of the motion for approval of the settlement, over the objections of the co-defendant underwriters. The final settlement remains subject to a number of procedural conditions and cannot be assured. Class action litigation is often expensive and time-consuming, and the outcome of such litigation is often uncertain. Such lawsuits, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from our business operations. In addition, such lawsuits may result in the payment by us of substantial damages and may otherwise seriously harm our business.
     We may be subject to patent infringement claims in the future, including claims that our ad serving technologies, processes or methods infringe the patents of other parties.
     Patents have been issued to third parties that may cover some of the technologies, processes or methods that we use. We cannot assure you that we would be able to distinguish our technologies, processes or methods from those covered under any of these third-party patents or that these patents would be invalidated if challenged. The patent field covering Internet-related technologies is rapidly evolving and surrounded by a great deal of uncertainty, and other patents or patent applications relating to the delivery of Internet advertising may exist of which we are unaware.
     Several companies in the Internet advertising field have brought patent infringement suits against competitors in connection with patents relating to ad serving technologies, and we expect this type of litigation to increase in the future. Any patent infringement claims brought against us may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and prevent us from using the intellectual property subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be prevented from providing some of our services, including our core ad serving services, unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all.
     We may be subject to trademark infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using our trademarks.
     Our use of our trademarks may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using these marks. We are aware of third parties that use marks or names, including Internet domain names, that are the same or similar to the names for which we have sought trademark protection. There may be other third parties using names similar to ours of whom we are unaware. As a result of any infringement claims or challenges, we may incur significant expenses, pay substantial damages and be prevented from using our trademarks unless we enter into royalty, license or coexistence agreements. We may not be able to obtain such royalty, license or coexistence agreements on terms acceptable to us, if at all. Use of our trademarks by third parties may also cause confusion to our clients and confusion in the market, which could decrease the value of our brand and harm our reputation.
     In addition to patent and trademark claims, third parties may assert other intellectual property claims, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services.
     In addition to patent and trademark claims, third parties may claim that we are infringing or violating their other intellectual property rights, including their copyrights and trade secrets, or otherwise challenge our intellectual property, which may cause us to incur significant expenses and, if successfully asserted against us, pay substantial damages and be prevented from providing our services. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or coexistence agreements. We may not be able to obtain such royalty, license or coexistence agreements on terms acceptable to us, if at all.
     Failure of our services to perform properly or improper use of our services by our clients could give rise to legal claims against us or damage our reputation.
     If our services fail to perform properly for our clients, we may be exposed to liability to our clients or to the customers for whom our clients used our services. We may also be subject to liability if we are unable to adequately identify and address invalid activity on the Internet, such as click fraud, the effects of ad blocking software, or actions of other illegal or legitimate Internet technologies, which affects the services we perform for clients or the manner in which we bill clients. In addition, our clients may use our technology-based services in a manner that fails to comply with applicable laws, including but not limited to laws and regulations surrounding the Internet. For example, because our services may be used by clients to transmit information over the Internet, our services might be used by clients to transmit information that violates laws or regulations, or to transmit negative messages, unauthorized reproduction of copyrighted material, inaccurate data, harmful applications or computer viruses to end-users in the course of delivery. Any claims made against us arising in connection with our clients’ use of our services, regardless of their outcome, may cause us to incur significant expenses and divert the attention of our management and key personnel from business operations. In addition, such claims may require us to pay substantial damages, modify or discontinue some of our services and otherwise seriously harm our business and damage our reputation.
     The loss of key personnel or any inability to attract and retain additional personnel could impair our ability to maintain or expand our business.
     The loss of the services of members of our management team or other key personnel could harm our business. Our future success depends to a significant extent on the continued service of our key management, client service, product development, sales and technical personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Although we generally enter into non-competition agreements with our employees, our business could be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.
     Our business of delivering Internet professional services is dependent upon the expertise of highly skilled personnel. Accordingly, our future success also depends in large part on our ability to identify, attract, hire, train, retain and motivate highly skilled personnel who can provide the Internet strategy, technology, marketing and creative skills required by our clients. If we fail to hire and retain a sufficient number of qualified client service, product development, sales and technical personnel, we may not be able to maintain or expand our business.
     We may not be able to compete successfully in the market for Internet advertising.
     The market for Internet advertising and consulting services is relatively new, yet competitive. In the digital marketing services segment, Avenue A | Razorfish competes with interactive advertising agencies, traditional advertising agencies that perform Internet advertising and marketing as part of their services to clients, and companies that provide marketing services, such as Digitas. We also compete in the digital marketing services market with several technology system integrators, such as IBM Global Solutions and Accenture. Our digital marketing technologies, through Atlas, compete with third-party ad serving companies and campaign management technology companies, such as DoubleClick and ValueClick. In addition, the Atlas OnePoint offering competes with providers of search management capabilities, such as Did It and Bid Rank, and Atlas NetConversions competes with providers of website usability and effectiveness metrics tools, such as Keynote Systems, Optimost and Offermatica. Our digital performance media, through DRIVEpm and MediaBrokers competes with providers of performance media such as Advertising.com and Aptimus, Inc.
     Many of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we have. Also, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. In addition, several of our competitors have combined or may combine in the future with larger companies with greater resources than ours. These competitors may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and clients than we do. They could also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. They may also develop services that are equal or superior to our services or that achieve greater market acceptance than our services. Increased competition is likely to result in price reductions, reduced margins and loss of market share. We cannot assure you that we will be able to compete successfully, and competitive pressures may harm our business.
     Consolidation of Internet advertising networks, Web portals, Internet search engine sites, and Web publishers may impair our ability to serve advertisements, to acquire advertising space at favorable rates and to collect campaign data.
     The consolidation of Internet advertising networks, Web portals, Internet search engine sites and Web publishers could harm our business. This type of consolidation could eventually lead to a concentration of desirable advertising space on a very small number of networks and websites. This type of concentration could substantially impair our ability to serve advertisements if these networks or websites decide not to permit us to serve, track or manage advertisements on their websites or if they develop ad placement systems that are not compatible with our ad serving systems. These networks or websites could also use their greater bargaining power to increase their rates for advertising space or prohibit or limit our aggregation of advertising campaign data. In addition, concentration of desirable advertising space in a small number of networks and websites could diminish the value of our advertising campaign databases, as the value of these databases depends to some degree on the continuous aggregation of data from advertising campaigns on a variety of different advertising networks and websites.
     Sustained or repeated system failures could significantly impair our operations and lead to client dissatisfaction.
     Sustained or repeated system failures could significantly impair our operations and reduce the attractiveness of our services to our current and potential clients. The continuous and uninterrupted performance of our systems is critical to our success. Our operations depend on our ability to protect these systems against damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, and similar unexpected adverse events. Clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them. In particular, the failure of our ad serving systems, including failures that delay or prevent the delivery of targeted advertisements to websites and advertising networks, could reduce client satisfaction and damage our reputation.
     Our services are substantially dependent on certain systems provided by third parties over whom we have little control. Interruptions in our services could result from the failure of telecommunications providers and other third parties to provide the necessary data communications capacity in the time frame required. Our ad serving systems and computer hardware are primarily located in the Seattle, Washington metropolitan area and in Weehawken, New Jersey, Dallas, Texas, Watertown, Massachusetts and London, England at facilities operated by Savvis, Inc. and MCI WorldCom Communications, Inc. Additionally, Speedera Networks Inc. provides content delivery for us at its facilities. We depend on these third-party providers of Internet communication services to provide continuous and uninterrupted service. We also depend upon Internet service providers that provide access to our services. In the past, we have occasionally experienced significant difficulties delivering advertisements to Internet advertising networks and websites due to system failures unrelated to our own systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could impair our ability to deliver advertisements and harm our business.
     Clients may attempt to prohibit us from providing services to their competitors, limiting our business opportunities.
     To use our services more effectively, clients often provide us with confidential business and marketing information. Many companies are wary of third parties having access to this information, because access by third parties increases the risk that confidential business and marketing information may become known, even if unintentionally, to these companies’ competitors. These confidentiality concerns may prompt our clients to attempt to contractually prohibit us from managing the Internet advertising campaigns of their competitors. Limitation of our client base in a particular industry in this manner could limit the growth of our business.
     Legislation, regulations, or standards may be adopted or amended that could impair our ability to provide our services to clients or otherwise harm our business.
     Legislation, regulations or standards may be adopted or amended that could impair our ability to provide our services to clients or otherwise harm our business. The legal and regulatory environment governing the Internet and Internet advertising is uncertain and may change. Laws, regulations and standards may be adopted or amended covering issues such as privacy, pricing, acceptable content, consumer protection, adware and spyware, and quality of products and services on the Internet. These laws, regulations and standards could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising medium. Also, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities or the activities of advertising networks or websites. Any of these developments could harm our business.
     In addition, laws, regulations, and standards may be adopted or amended relating to the taxation of our services. We received reporting instructions from Washington State tax authorities that require us to pay Washington State business and occupation tax on the media we purchase on behalf of our clients. We expect to assert administrative remedies with the Washington State tax authorities and evaluate tax strategies that might allow deduction of media purchases in connection with the measure of business and occupation tax. If these efforts are not successful, this business and occupation tax requirement, and any other tax-related requirements, could substantially increase our cost of conducting business.
     In conjunction with third-party contractors, our service offerings include email advertising and marketing services. The market for email advertising and marketing in general is vulnerable to the negative public perception associated with unsolicited email. Federal, state and foreign governments have enacted legislation, including the CAN-SPAM Act of 2003 that limits or prohibits the use of unsolicited email and imposes liability on those that assist sending such email. The Federal Trade Commission, under the CAN-SPAM Act, is commencing rulemaking that may further limit the use of email for advertising. Government action, public perception or press reports related to solicited or unsolicited email could reduce the overall demand for email advertising and marketing in general and our email services in particular. The negative public perception surrounding providers and users of email advertising, which may include us and our clients, may also lead third party vendors and/or partners to choose not to work with us, or to discontinue current relationships. In addition, although our email delivery program is based on the email addressee’s consent or other indication of willingness to receive such email where required by law, it is possible that laws, regulations or standards may be adopted or amended that may require us to change or discontinue our current practices or may subject us to liabilities. Furthermore, we may be the target of lawsuits or enforcement actions if a plaintiff or government agency believes that legal requirements regarding the delivery of email have not been followed by us, our clients or a third-party contractor or that emails have been received contrary to the email addressee’s wishes. Any of these circumstances could harm our business.
     We may not be able to adapt to rapidly changing Internet technology trends and evolving industry standards.
     The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing client demands, particularly in the areas of search marketing and rich media. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our services obsolete. Our future success will depend on our ability to adapt to rapidly changing technologies, enhance our existing Internet advertising services and develop and introduce a variety of new services to address our clients’ changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our services. In addition, any new services or enhancements must meet the requirements of our current clients and must achieve market acceptance. Material delays in introducing new services and enhancements may cause clients to discontinue use of our services and use the services of our competitors.
     Our stock price has been and may continue to be volatile.
     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended October 28, 2005, the price of our common stock ranged from $7.28 to $22.36 per share. The market price of our common stock may fluctuate significantly in response to a number of factors, including:
•	release to the public of financial and other information about companies we have acquired;

•	quarterly variations in our operating results;

•	announcements by us or our competitors of new products or services, significant contracts, acquisitions or business relationships with other companies;

•	publicity about our company, our services, our competitors, or Internet advertising in general;

•	additions or departures of key personnel;

•	acquisitions or losses of significant clients;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are Internet or advertising related.
     In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have been the subject of securities class action litigation in the past and may be the target of additional lawsuits in the future. Any securities class action litigation against us could result in substantial costs and divert our management’s attention from business concerns, which could harm our business.
     We have significant debt as a result of the sale of convertible notes.
     In August and September 2004, we incurred $80.0 million of indebtedness through the sale of convertible notes, substantially all of the proceeds of which were used to repay in full certain indebtedness incurred in connection with the closing of the acquisition of SBI.Razorfish in July 2004. As a result of this indebtedness, we have substantial principal and interest payment obligations, which we previously did not have. The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.
     We may need additional financing in the future, which we may be unable to obtain.
     We may need additional funds to finance our operations in the future, as well as to enhance our services, respond to competitive pressures or acquire complementary businesses or technologies. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, this may reduce the percentage ownership of our existing shareholders, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.
     We rely on strategic relationships that could be terminated easily.
     In the website design and development portion of our digital marketing services, we have a number of strategic relationships with leading hardware and software companies. The loss of any one of these strategic relationships would deprive us of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of our strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships would not be sufficient to force the strategic relationship to continue effectively if the strategic partner wanted to terminate the relationship. In the event that any strategic relationship is terminated, our business may be negatively affected.
     The infringement or misuse of intellectual property rights could harm our business.
     We regard our intellectual property rights, such as copyrights, trademarks, trade secrets, practices and tools, as important to our success. To protect our intellectual property rights, we rely on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which we intend to offer our services. The steps we have taken to protect our intellectual property rights may not be adequate, third parties may infringe or misappropriate our intellectual property rights and we may not be able to detect unauthorized use and take appropriate steps to enforce our rights.
     If we do not perform to our clients’ expectations, we face potential liability.
     Many of our consulting engagements regarding website design and development in our digital marketing services business involve the development, implementation and maintenance of applications that are critical to the operations of our clients’ businesses. Our failure or inability to meet a client’s expectations in the performance of its services could injure our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for the failure. In addition, we possess technologies and content that may include confidential or proprietary client information. Although we have implemented policies to prevent this client information from being disclosed to unauthorized parties or used inappropriately, any unauthorized disclosure or use of this information could result in a claim for substantial damages. Contractual damages limitation provisions that we attempt to implement to limit our damages from negligent acts, errors, mistakes or omissions in rendering professional services may not be enforceable or may not otherwise protect us from liability for damages.
     Many of our engagements are complicated projects that involve the use of new technology, which may make it difficult for us to perform to the satisfaction of our clients.
     Clients often hire us for complex development engagements that they cannot complete themselves. These projects often involve the use of new technology that has not been extensively tested or used in actual applications. We attempt to negotiate appropriate provisions into our professional services agreements to protect us against unexpected delays or failures caused by this new technology, but we are often unable to do so. In any event, if we fail to successfully complete projects according to the agreed upon schedule and budget, our client relationships suffer, and our business could be adversely impacted.
     Our business may suffer if we have disputes over our right to reuse intellectual property developed for specific clients.
     Part of our business involves the development of software applications for discrete client engagements. Ownership of client-specific software is generally retained by the client, although we typically retain the right to reuse some of the applications, processes and other intellectual property developed in connection with client engagements. Issues relating to the rights to intellectual property can be complicated, and disputes may arise that could adversely affect our ability to reuse these applications, processes and other intellectual property. These disputes could damage our relationships with our clients and our business reputation, divert our management’s attention and have a material adverse effect on our business.
     Our business may be harmed if we fail to accurately estimate the cost, scope, expectations or duration of a fixed fee engagement or fail to communicate changes to specifications to our clients.
     The website design and development portion of our digital marketing services business performs some of its services on a fixed fee basis. Because of the complexity of many of these fixed fee engagements, accurately estimating the cost, scope, expectations and duration of a particular fixed fee engagement can be a difficult task. If we fail to appropriately structure one or more fixed fee engagements, we could be forced to devote additional resources to these engagements for which we will not receive additional compensation. To the extent that an expenditure of additional resources is required on a fixed fee engagement, this could harm our reputation and result in a loss on the engagement.
     Our billable employees may be underutilized if clients do not retain our services, which could reduce our revenues and margins.
     The website design and development portion of our digital marketing services business derives much of its revenue from projects that use billable employees. If clients who use our services fail to retain us for future projects or if clients or prospective clients delay planned projects, we may be unable to quickly reassign billable employees to other engagements so as to minimize under-utilization of these employees. This under-utilization could reduce our revenues and gross margins.
     If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.
     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 requires management and our auditors to evaluate and assess the effectiveness of our internal controls. These Sarbanes-Oxley requirements may be modified, supplemented or amended from time to time. Implementing these changes may take a significant amount of time and may require specific compliance training of our directors, officers and other personnel. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls we could be subject to regulatory scrutiny and investors could lose confidence in the accuracy.
Risks Related to the Notes
     We have significant leverage as a result of the sale of the notes.
     In connection with the closing of the acquisition of SBI.Razorfish on July 27, 2004, we incurred $75.0 million of indebtedness by issuing convertible notes to former shareholders of SBI.Razorfish. In August and September 2004, in connection with the initial sale of the notes covered by this prospectus, we incurred $80.0 million of indebtedness, the proceeds of which were used to repay the indebtedness incurred in the acquisition of SBI.Razorfish in full with the proceeds remaining after such repayment being used for general corporate purposes. As a result of this indebtedness, we have substantial principal and interest payment obligations, which we previously did not have. The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.
     Your right to receive payment is junior to certain other existing and future indebtedness.
     The notes are unsecured and subordinated in right of payment to all of our existing and future Senior Debt, as that term is defined in the indenture and used in this prospectus. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full in cash or cash equivalents. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our direct and indirect subsidiaries. The indenture does not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. We and our subsidiaries are not prohibited from borrowing substantial additional indebtedness in the future under the terms of the indenture. Our incurrence of additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes.
     We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including Senior Debt.
     In addition, all payments on the notes will be blocked in the event of a payment default on our Senior Debt and may be blocked for up to 179 days in the event of certain non-payment defaults on Senior Debt that has been expressly declared Designated Senior Debt by us and the senior creditor holding such debt.
     In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the notes will participate with trade creditors and all other holders of pari passu indebtedness in the assets remaining after we have satisfied all of the Senior Debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of Senior Debt.
     We may be unable to purchase the notes upon a change of control.
     If a change of control of us occurs, we will have to offer to purchase the notes at their principal amount, together with all accrued and unpaid interest and liquidated damages, if any, plus, if applicable, the make whole premium. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to purchase the notes upon a change of control. A change of control may also constitute an event of default under our Senior Debt and any other indenture or other agreement governing our then-existing indebtedness and could prevent us from purchasing the notes without first satisfying the covenants under that other indebtedness. If a change of control occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the purchase price for the notes and amounts due under any other indebtedness. Our inability to purchase the notes upon a change of control would constitute an event of default under the indenture and possibly under the terms of other indebtedness that we have at the time. The change of control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our shareholders.
     The make whole premium on the notes tendered for purchase upon a change of control may not adequately compensate the holders for the lost option time value of notes.
     If a change of control occurs on or before August 31, 2009, holders of notes will be entitled, in certain circumstances, to a make whole premium in respect of notes tendered for purchase or converted in connection with the change of control. The amount of the make whole premium will be determined based on the date on which the change of control becomes effective and the share price of the common stock when the transaction constituting the change of control occurs, as described below under “Description of the Notes—Description of the Make Whole Premium.” While the make whole premium is designed to compensate the holders of notes for the lost option time value of notes as a result of a change of control, the amount of the make whole premium is only an approximation of the lost value and may not adequately compensate the holders for such loss. In addition, if a change of control occurs after August 31, 2009, or if the share price of common stock at the time of the transaction constituting the change of control is less than $8.80 or more than $69.00, no make whole premium entitlement will arise.
     There is no public market for the notes.
     The notes are an issue of securities for which there is currently no public market. Although the initial purchaser of the notes, Thomas Weisel Partners LLC, has advised us that it may make a market in the notes, it is not obligated to do so. The initial purchaser could stop making a market in the notes at any time without notice. In addition, its market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, a market for the notes may not develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market. No notes resold under this prospectus will be eligible for trading on The PORTALSM Market. We cannot assure you that an active trading market for the notes will develop, nor can we ascertain how liquid such a market will be if it does develop.

     If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.
     The market price of the notes could be significantly affected by the market price of our common stock, which can be volatile, and other factors.
     We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors outlined above in “Our stock price has been and may continue to be volatile.”
The notes may not be rated or may receive a lower rating than anticipated.
     We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by any selling securityholders of the notes or the underlying shares of common stock issuable on conversion of the notes.
DETERMINATION OF OFFERING PRICE
     The notes were originally issued at a price of 100% of their principal amount.

DESCRIPTION OF NOTES
     We issued the notes under an indenture dated August 24, 2004 between us and BNY Western Trust Company, as trustee, and are registering the resale of the notes and the common stock underlying the notes on a shelf registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchaser. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement between us and the holders of the notes. Copies of the indenture and registration rights agreement are included as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indenture and the registration rights agreement because the indenture and the registration rights agreement, and not this description, define your rights as a holder of the notes.
General
     The notes are:
•	general, unsecured, senior subordinated obligations of us limited to an aggregate principal amount of $80,000,000, and subordinated to all our existing and future Senior Debt as defined below under “Ranking”;

•	effectively subordinated to all liabilities, including trade payables, of our subsidiaries;

•	other than as described above, ranked on parity in right of payment with all our existing and future unsecured debt;

•	convertible at your option into shares of our common stock at an initial rate of 77.04 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $12.98 per share, subject to adjustment upon certain events as described below under “Conversion Rights”;

•	redeemable at our option, from time to time and in whole or in part, on or after August 15, 2009, subject to the conditions described below under “Optional Redemption,” at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date;

•	subject to repurchase by us at your option, in whole or in part, on August 15, 2009, August 15, 2014, or August 15, 2019, at a purchase price of 100% of the principal amount, plus accrued and unpaid interest and any additional interest, to, but excluding the repurchase date, payable, at our option, in cash or shares of our common stock or a combination of cash and such shares;

•	subject to repurchase by us at your option if a change of control, as defined in the indenture, occurs at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date, plus, if applicable, the make whole premium; and

•	due on August 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option as noted above.
     The notes are in denominations of $1,000 and integral denominations of $1,000 in fully registered form.
     The notes will bear interest at an annual rate of 2.25% on the principal amount from August 24, 2004, or from the most recent date to which interest has been paid. We will pay interest in arrears on February 15 and August 15 of each year, commencing on February 15, 2005. Interest will be payable to each holder of record at the close of business on February 1 and August 1 (whether or not a business day) immediately preceding each respective interest payment date, except that interest payable upon redemption, unless the date of redemption is an interest payment date, will be payable to persons to whom principal is payable. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier repurchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.
     We will pay principal, interest, and premium, if any, and satisfy the make whole premium, if applicable, on global notes to DTC in immediately available funds. We will pay interest prior to maturity on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes, and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.
     We will pay principal, premium, if any, and interest at maturity on definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
     The indenture does not contain any financial covenants and does not generally restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of us, except to the extent described under “Repurchase at Option of Holders Upon a Change of Control” below.
     You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “Form, Denomination and Registration.”
Conversion Rights
     You may convert your notes into shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date unless your notes have been previously redeemed or repurchased. If you have submitted your notes for repurchase, you may convert your notes only if you withdraw your repurchase election. Your right to convert a note called for redemption or delivered for repurchase terminates at the close of business on the business day prior to the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. You may convert notes only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.
     The initial conversion rate for the notes is 77.04 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $12.98 per share. The conversion price and, as a result, the conversion rate are subject to adjustment in certain events, as described below.
     You may convert all or part of any note by delivering the note at the corporate trust office of the trustee, BNY Western Trust Company, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.
     As promptly as practicable on or after the conversion date, we will deliver to the trustee a certificate or certificates for the number of our full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to our transfer agent, for delivery to the holder of the note being converted. Shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable. A holder otherwise entitled to a fractional common share upon conversion of the notes will receive cash in an amount equal to the market value of that fractional share based upon the closing price of our common stock on the business day immediately preceding the conversion date.
     Except as described below, if you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the second business day following the next succeeding interest payment date.

     See “Certain United States Federal Income Tax Considerations” for the treatment of the conversion of the notes for tax purposes. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.
     Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into shares of our common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If you hold definitive notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered and all of the following requirements are satisfied. To convert a definitive note, you must:
•	complete and execute the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described above; and

•	pay all taxes or duties, if any, as described above.
     The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of our common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.
     We will adjust the conversion price (as well as the table of make whole premiums described below under “Description of the Make Whole Premium”) for certain events, including:
(1)	issuances of shares of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions and combinations of our common stock;

(3)	issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4)	distributions to all holders of our common stock of additional common stock (other than dividends, distributions, rights and warrants referred to in clauses (1) and (3) above on our common stock), evidences of our indebtedness or assets (including securities, but excluding:
(A)	any dividends or distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described below, or

(B)	any dividends or distributions paid exclusively in cash;
(5)	dividends or distributions consisting exclusively of cash to all holders of our common stock; and

(6)	purchases of our common stock pursuant to a tender or exchange offer made by us or any of our subsidiaries to all holders of our common stock to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender or exchange offer by us or any of our subsidiaries made to all holders of our common stock expiring within the 12 months preceding such tender or exchange offer for which no adjustment has been made, exceeds 5% of our market capitalization on the expiration of such tender or exchange offer.

     However, adjustment is not necessary if holders participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate, or in some other cases specified in the indenture.
     To the extent that we have a rights plan in effect upon conversion of the notes into shares of our common stock, you will receive, in addition to the shares, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made due to such rights plan, except in limited circumstances.
     We will not make an adjustment in the conversion price unless it would require a change of at least 1% in the conversion price in effect at such time. Any adjustment not made will be taken into account in any subsequent adjustment. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
     If we:
•	reclassify or change our common stock (other than changes resulting from a subdivision or combination but including as a result of a compulsory share exchange), or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets, and the holders of our common stock receive shares, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, including an adjustment at our option, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Considerations” below for more information.
     We may, from time to time and to the extent permitted by law and consistent with Nasdaq requirements regarding shareholder approval prior to issuance of securities convertible into more than 20% of our outstanding shares, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we will give at least 15 days’ notice of such decrease, if our board of directors has made the determination that such decrease would be in our best interests, which determination shall be conclusive. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.
Optional Redemption
     We may not redeem the notes before August 15, 2009. On or after August 15, 2009, we may redeem the notes on at least 30 days’ but not more than 60 days’ notice to the holders of the notes, in whole at any time or in part from time to time, at 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the redemption date.
     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Purchase at Option of the Holder
     You have the right to require us to purchase your notes on August 15, 2009, August 15, 2014, or August 15, 2019. The purchase price payable for a note will be equal to 100% of its principal amount plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. We may, at our option, pay the purchase price in cash, shares of our common stock or a combination of cash and such shares. We will be required to purchase any outstanding notes for which you deliver a written purchase notice to the paying agent, which shall initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. If a purchase notice is given and withdrawn during that period, we will not be obligated to purchase the notes listed on the notice. Our repurchase obligation will be subject to certain additional conditions.
     The purchase notice must state:
•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, such information as is required for your purchase notice to comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which must be in integral multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, such information as is required for your withdrawal notice to comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the purchase notice.
     We must give notice of an upcoming purchase date to all holders not less than 20 business days prior to the purchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.
     Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:
•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.
     This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the note.
     Our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to purchase any outstanding notes on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act.
Repurchase at Option of Holders Upon a Change of Control
     If a change of control (as defined below) occurs at any time prior to the maturity of the notes, you will have the right to require us to repurchase, in integral multiples of $1,000 of principal amount, any or all of your notes not previously called for redemption. Upon a change in control, we will repurchase such notes at 100% of the principal amount to be repurchased, plus interest accrued and unpaid to, but excluding, the repurchase date, plus the make whole premium, if applicable. See “Description of Make Whole Premium” below. If the repurchase date falls after an interest record date and before the corresponding interest payment date, interest will be paid to the record holder of the notes. The repurchase date must be within 45 days after the date we give notice of a change of control.
     We will mail to you a notice of the occurrence of a change of control and of your resulting repurchase right arising as a consequence of the change of control within 30 days after we become aware of the occurrence of such change of control. To exercise the repurchase right, you must deliver on or before the first day before the repurchase date irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised.
     A “change of control” means an event or series of events in which:
•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of our capital shares entitling that person to exercise more than 50% of the total voting power of all our capital shares entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we consolidate with or merge into any other corporation or business entity or convey or transfer or lease all or substantially all of our assets to any other person, corporation or business entity or any other corporation or business entity merges into us (except solely to the extent necessary to reflect a change in our jurisdiction of incorporation), and in any such case our shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the surviving or transferee corporation or business entity resulting from such transaction;
provided that a change of control shall not be deemed to occur if at least 90% of the consideration in the change of control transaction consists of common stock traded primarily on a national securities exchange or quoted primarily on Nasdaq, and as a result the notes become convertible solely into such common stock.
     Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act (except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, either immediately or with the passage of time). The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     No quantitative or other established meaning has been given to the phrase “all or substantially all,” which appears in the definition of change of control, by courts that have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not holders of the notes will have the right to require us to repurchase their notes.
     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.
     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. We do not assure that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under Senior Debt that we have incurred or that we may incur in the future. Senior Debt is described more fully under “Ranking” below.
Description of the Make Whole Premium
     If a change of control occurs on or before August 31, 2009, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described above under “Repurchase at Option of Holders Upon a Change of Control” or in connection with the conversion of notes described under “Conversion Rights” during the Change of Control Conversion Period (as defined in the indenture).
     Holders will not be entitled to the make whole premium if the stock price (as defined below) is less than $8.80 or more than $69.00 (subject to adjustment).
     The make whole premium will be a percentage of the principal amount of the notes being purchased. The make whole premium will be determined by reference to the table below and will be based on (a) the date on which the change of control becomes effective and (b) the stock price.
     For these purposes, the “stock price” will be the price paid per share of common stock in the transaction constituting the change of control. If holders of our shares of common stock receive only cash in that transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the current market price.
     We will satisfy the make whole premium in shares of our common stock or, in certain circumstances, the consideration into which all or substantially all of our common stock has been converted in connection with the change of control. We also will pay cash in lieu of any fractional shares. If holders of our common stock have the right to elect the form of consideration received in a change of control, then, for purposes of the foregoing, the consideration into which a share of common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of common stock divided by the total number of shares of common stock participating in the distribution.
     The value of the consideration to be delivered in respect of the make whole premium will be delivered on the repurchase date, and calculated as follows:
•	securities (including our common stock) that are traded on a national securities exchange or quoted primarily on Nasdaq or any similar system of automated dissemination of quotation of securities prices will be valued based on the average closing sale price on the 10 trading days prior to, but excluding, the date of the change of control;

•	other securities, assets or property (other than cash) which holders of our common stock will have the right to receive will be valued based on the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally-recognized investment banks selected by us; and

•	100% of any cash which holders of our common stock will have the right to receive.
     The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment, and the denominator of which is the conversion rate as so adjusted.
     The following table sets forth the make whole premiums (table in percentages).

Effective Date of	Stock Price on Date of Change of Control
Change of Control	$8.80	$10.25	$11.25	$12.00	$13.75	$15.50	$17.25	$34.50	$69.00
September 1, 2004	0	4.8%	10.3%	16.2%	22.8%	19.9%	17.7%	8.3%	0
September 1, 2005	0	3.8%	9.4%	15.0%	20.9%	18.3%	16.3%	7.0%	0
September 1, 2006	0	3.0%	8.3%	13.8%	19.1%	16.4%	14.2%	5.5%	0
September 1, 2007	0	2.4%	7.2%	12.3%	17.1%	14.1%	11.8%	3.9%	0
September 1, 2008	0	1.6%	5.7%	10.3%	14.0%	10.8%	8.5%	2.2%	0
September 1, 2009	0	0	0	0	0	0	0	0	0
     The exact stock price and date of the change of control may not be in the table, in which case, if the stock price is:
•	between two stock price amounts on the table or the date of the change of control is between two dates on the table, the make whole premium will be determined by straight-line interpolation between the make whole premium amounts provided for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

•	more than $69.00 per share (subject to adjustment), no make whole premium will be paid; and

•	less than $8.80 (subject to adjustment), no make whole premium will be paid.
Ranking
     The notes are, to the extent set forth in the indenture, subordinate in right of payment to the prior payment in full in cash or cash equivalents of all Senior Debt. Our subsidiaries are not guaranteeing our obligations under the notes, and consequently the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. The notes rank equally in right of payment with all of our other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.
     The term “Senior Debt” is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:
•	any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes;

•	any indebtedness we owe to any of our majority-owned subsidiaries; and

•	the Notes.
     The term “Designated Senior Debt” as it is used in this prospectus means any Senior Debt that we and the senior creditor holding such debt expressly declare to be Designated Senior Debt.
     The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, letters of credit, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.
     Upon any payment or distribution of our assets or securities to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (and premium, if any) and interest on such Senior Debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) and interest on the notes or on account of the purchase or redemption or other acquisition of notes by us or any of our subsidiaries. In the event that the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of our common stock or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Debt to substantially the same extent as the notes are so subordinated) before all the Senior Debt is paid in full in cash or cash equivalents, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of our assets for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or cash equivalents.
     We may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt (including upon any acceleration of the maturity thereof) when due (a “Senior Payment Default”). In addition, if any default (other than a Senior Payment Default) with respect to any Designated Senior Debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a “Senior Non-monetary Default”) has occurred and is continuing and we and the trustee have received written notice thereof from an authorized person on behalf of any such Designated Senior Debt, then we may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes for a period (a “blockage period”) commencing on the date we and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from any authorized person on behalf of any such Designated Senior Debt rescinding such notice and (b) the date, if any, on which the Designated Senior Debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the Designated Senior Debt.
     Not more than one blockage period may be commenced during any period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing on the date of the commencement of any blockage period with respect to the Designated Senior Debt initiating such blockage period may be used as the basis for the commencement of a second blockage period by the representative for, or the holders of, such Designated Senior Debt, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. However, any action occurring after the date of commencement of such blockage period that would give rise to an event of default will constitute a new event of default even if the basis for the default is a provision under which an event of default previously existed or was continuing.
Events of Default
     Each of the following will constitute an event of default under the indenture:
(1)	our failure to pay when due the principal of or premium, if any, or make whole premium, if applicable, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	our failure to pay an installment of interest (or liquidated damages, if any, as defined in the registration rights provisions discussed below) on any of the notes for 30 days after the date when due;

(3)	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	a default under any indebtedness for money borrowed by us or any of our subsidiaries, the aggregate outstanding principal amount of which is in an amount in excess of $10 million, which default:
•	is caused by a failure to pay when due principal on such indebtedness by the end of the applicable grace period, unless such indebtedness is discharged, or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;
(5)	certain events of bankruptcy or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission); and

(6)	failure to provide notice required upon a change of control.
     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.
     If an event of default specified in clause (5) above occurs and is continuing with respect to us, then the principal of all the notes and the interest thereon will become immediately due and payable automatically. If an event of default occurs and is continuing with respect to us, other than with respect to clause (5) above, and the default is not cured or waived as provided under “Modifications, Amendments, Waivers and Meetings” below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest. In that case, the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under “Modifications, Amendments, Waivers and Meetings” below) is present, in each case upon the conditions provided in the indenture.
     No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things,
•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy, and

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request;
     However, neither the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, nor the right to convert will be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.
     The indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during an event of default, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.
     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.
Consolidation, Merger or Assumption
     We shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets, whether in a single transaction or series of related transactions to any person unless:
•	we are the resulting, surviving or transferee person and if we are not such person, such person (the “Successor Company”) is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not us) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the indenture and the notes, including the conversion rights;

•	immediately after giving effect to such transaction, no event of default exists; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.

Modifications, Amendments, Waivers and Meetings
     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:
•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•	complying with the SEC’s requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes and the shares of our common stock to be delivered upon conversion of the notes under the Securities Act as contemplated by the registration rights agreement between us and the holders of the notes; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good-faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.
     The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by us may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:
•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.
     However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) may be made which will:
•	change the maturity of the principal of or any installment of interest on any note (including any payment of additional interest);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages),or any make whole payment on, any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	amend the repurchase option of holders upon a change of control after the occurrence of a change of control, the special repurchase option of holders or the conversion rights of holders of the notes in a manner adverse to the holders; provided, that the execution of a supplemental indenture solely to permit a Successor Company to assume our obligations under the notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.
Satisfaction and Discharge
     We may satisfy and discharge our obligations under the indenture:
•	by delivering to the trustee for cancellation all outstanding notes; or

•	by depositing with the trustee, within one year before the notes have become due and payable, whether at stated maturity or any other redemption date, or within one year of the notes being scheduled for conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by us under the indenture.
Repurchase and Cancellation
     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
Governing Law
     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
     BNY Western Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes, and may be reached at BNY Western Trust Company, Attention: Corporate Trust Department, Telephone: (213) 630-6200, Facsimile: (213) 630-6215. Mellon Investor Services LLC is the transfer agent and registrar for shares of our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
Registration Rights
     As required under the registration rights agreement with the initial purchaser, we have filed, at our expense, a shelf registration statement with the SEC, of which this prospectus is part, covering resale of the registrable securities. The shelf registration statement became effective within 180 days of the issuance of the notes and will use our reasonable efforts to keep the shelf registration statement effective until the earliest of:
•	the date when all of the registrable securities covered by the registration statement have been sold;

•	the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of us;

•	the date when all of the notes and the common stock issued upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise);

•	September 20, 2006; and

•	the date that all of the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.
     The term “registrable securities” refers to the notes and to the shares of our common stock issuable upon conversion but excludes, among other things, any such note or such share of common stock that:
•	has been effectively registered under the Securities Act and sold in accordance with the registration statement; or

•	has been transferred in compliance with Rule 144 under the Securities Act, or any successor provision thereto, or is transferable pursuant to Rule 144(k), or any successor provision thereto.
     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period.
     We will pay predetermined liquidated damages if the shelf registration statement is unavailable for periods in excess of those permitted above as follows:
•	0.25% of the aggregate principal amount of the note per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount of the note per annum from and after the 91st day after such registration default through and including the day that such default is cured.
     In no event will liquidated damages accrue at a per annum rate exceeding 0.50%. If a holder has converted some or all of its notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of default.
     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:
•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.
     We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on The Nasdaq National Market.
     We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as set forth in the registration rights agreement as are required to permit, subject to the foregoing, unrestricted resale of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions, discounts and transfer taxes).
Form, Denomination and Registration
     Denomination and Registration. The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.
     Global Notes; Book-Entry Form. Except as provided below, notes sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), are evidenced by one or more global notes. We deposited the global note or notes with DTC and registered the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs may hold their interests in a note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (“participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.
     QIBs who are not participants may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
     So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:
•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.
     We will pay liquidated damages as described above under “Registration Rights,” if any, and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee, nor any paying agent will be responsible or liable for:
•	the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”
     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of us, the trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.
     Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into shares of our common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue notes in certificated form in exchange for notes.
     Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if we do not appoint a successor depositary as set forth above under “Global Notes; Book Entry Form” or in certain other circumstances set forth in the indenture.
DESCRIPTION OF OTHER INDEBTEDNESS
     As of October 28, 2005, we had no material outstanding indebtedness other than the notes. However, we and our subsidiaries are not prohibited from incurring additional indebtedness in the future under the terms of the indenture.
DESCRIPTION OF CAPITAL STOCK
     We are authorized to issue a total of 237,500,000 shares, consisting of 200,000,000 shares of common stock and 21,083,902 shares of preferred stock. The following is a summary of some of the rights and privileges pertaining to our capital stock. For a full description of our common stock and our preferred stock, you should refer to:
•	our Amended and Restated Articles of Incorporation dated March 14, 2005; and

•	our Amended and Restated Bylaws dated May 31, 2000, as further amended March 15, 2002.
Common Stock
     As of October 25, 2005, there were 65,422,969 shares of common stock outstanding held of record by approximately 400 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Our amended and restated articles of incorporation do not authorize cumulative voting. Our board is classified into three classes. See the section below entitled “Antitakeover Effects of Provisions of Articles of Incorporation, Bylaws and Washington Law—Election and removal of directors.” Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
     There are no shares of preferred stock outstanding. Our board of directors has the authority, without further action by the shareholders, to issue up to 21,083,902 shares of preferred stock in one or more series. The board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of aQuantive or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Antitakeover Effects of Provisions of Articles of Incorporation, Bylaws and Washington Law
     Issuance of preferred stock. As noted above, our board of directors, without shareholder approval, has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.
     Election and removal of directors. Our amended and restated articles of incorporation provide for the division of our board of directors into three classes, as nearly as equal in number as possible. At each annual meeting of shareholders, generally, terms of directors of one class expire, and the nominees for election for that class are elected to serve until the third annual meeting of shareholders following their election. Directors serve until their successors are elected and qualified or until their death, resignation or removal from office or until there is a decrease in the number of directors. Our directors can be removed from office only for cause and only by a two-thirds vote of the shareholders. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the board.
     Approval for business combinations. Our amended and restated articles of incorporation require that specified business combinations, including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of assets other than in the usual and regular course of business, be approved by the holders of not less than two-thirds of the outstanding shares, unless such a business combination has been approved by the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.
     Shareholder meetings. Our amended and restated articles of incorporation and amended and restated bylaws provide that our shareholders may call a special meeting only upon the written request of holders of at least 25% of the outstanding shares delivered to us at least 20 days prior to the date of the meeting. Additionally, the board of directors, the chairman of the board, the chief executive officer and the president may call special meetings of shareholders.
     Requirements for advance notification of shareholder nominations and proposals. Our amended and restated bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.
     Washington law. Washington law imposes restrictions on some transactions between a corporation and significant shareholders. With some exceptions, Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation” from engaging in specified “significant business transactions” with an “acquiring person.” An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. “Significant business transactions,” as defined in Chapter 23B.19, may not occur for a period of five years after the acquiring person acquires the securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. “Significant business transactions” include, among other things,
•	a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person,

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.
     After the five-year period, a “significant business transaction” may occur, as long as it complies with “fair price” provisions specified in the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of us.

Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Mellon Investor Services LLC.
Listing
     Our common stock is quoted on the Nasdaq National Market under the symbol “AQNT.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary describes the material United States federal income and estate tax consequences relevant to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted, but does not purport to be a complete analysis of all potential tax effects. This summary is limited to holders who hold the notes or common stock as capital assets. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described herein.
     This discussion does not describe all the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under United States federal income tax law, such as (1) dealers in securities or currencies, (2) financial institutions, (3) investors in partnerships or other pass-through entities, (4) tax-exempt organizations or pension plans, (5) insurance companies, (6) persons holding notes as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction, (7) U.S. Holders whose “functional currency” is not the U.S. dollar, and (8) certain former citizens or residents of the United States. Furthermore, this discussion does not address alternative minimum tax considerations or tax considerations arising under the laws of any state, local or foreign jurisdiction.
     YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND OUR COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
     As used in this section of the prospectus, a “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has elected to be treated as a United States trust.
     A “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.
     The United States federal income tax consequences to a holder of a note that is a partnership (or other entity taxable as a partnership for United States federal income tax purposes) generally will depend on the status of its partners and the activities of the partnership. Partners in partnerships holding the notes should consult their tax advisors with regard to the application to them of the United States federal income tax laws.
U.S. Holders
   Taxation of Interest
     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe that the notes were not issued with original issue discount.
     We may be required to make additional payments to holders of the notes as liquidated damages under certain circumstances.

See “Description of Notes—Registration Rights.” In addition, we may be required to satisfy a make whole premium upon the purchase or conversion of the notes in connection with a change in control, as described under “Description of Notes—Description of the Make Whole Premium.” The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder’s interest income if the contingency is “remote.” We believe that the possibility that we will pay liquidated damages or (while not free from doubt) a make whole premium is remote. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages, U.S. Holders would be required to recognize additional interest income. If contrary to expectations we pay a make whole premium, we believe that such amount will be treated as additional proceeds received in connection with the repurchase or additional shares in connection with the conversion of the notes, as applicable, as described below under “Sale, Exchange or Redemption of the Notes” and “Conversion of the Notes.”
Market Discount
     If a U.S. Holder acquires a note at a cost that is less than its principal amount, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by its principal amount multiplied by the number of complete years from the date of acquisition until maturity.
     Under the market discount rules of the Code, a U.S. Holder is required to treat any gain on the disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the disposition of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a U.S. Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.
     In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.
     With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred to purchase or to carry the notes. U.S. Holders may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all market discount debt instruments that a U.S. Holder acquires on or after the first day of the first taxable year to which the election applies and all market discount notes in subsequent years and is irrevocable without the consent of the Internal Revenue Service (“IRS”).
Amortizable Bond Premium
     In general, if a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the acquisition date, other than stated interest payments, such excess will constitute bond premium. Bond premium, however, will not include any premium attributable to the note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there was not conversion feature.
     A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield to maturity basis as an offset to interest when includible in income under such holder’s regular accounting method. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the notes by the amount of premium amortized in any year. An election to amortize premium on a constant yield to maturity basis will also apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note.
   Sale, Exchange or Redemption of the Notes
     A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than a conversion of the note into common stock). The holder’s gain or loss will equal the difference (if any) between the proceeds received by the holder (less any attributable to accrued but unpaid interest not previously included in gross income by the U.S. Holder, which will be treated as interest taxable as discussed above) and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note generally will equal the amount the holder paid for the note. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to significant limitations.
   Conversion of the Notes
     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if the holder received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference (if any) between the cash received and that portion of the holder’s adjusted tax basis in the common stock attributable to the fractional share. The holder’s aggregate tax basis in the common stock (including any fractional share for which cash is received) will equal the holder’s adjusted basis in the note. The holder’s holding period for the stock will include the period during which the holder held the note.
   Dividends
     If, after a U.S. Holder converts a note into common stock, we make a distribution (including a constructive distribution) in respect of that stock, the distribution will be taxable to the U.S. Holder as a dividend, to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). For taxable years beginning after December 31, 2002, subject to certain exceptions, dividends received by non-corporate taxpayers generally are taxed at the same preferential rates as long-term capital gain. Under current law, however, for taxable years beginning after December 31, 2008, dividends will be taxed as ordinary income without the benefit of such preferential rates. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction.
     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders would be treated as though they received a distribution in the form of our common stock. This constructive stock distribution could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion price were adjusted to compensate holders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow holders to receive more stock on conversion, however, increase the holders’ proportionate interests in us. For instance, a change in conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain (as discussed above).
   Sale of Common Stock
     A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of our common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

   Backup Withholding and Information Reporting
     In general, information reporting will apply to certain payments of principal and interest (including liquidated damages) on the notes and to the proceeds from the sale of a note (including a make whole premium) or common stock paid to U.S. Holders other than certain exempt recipients. Additionally, a backup withholding tax (currently at a rate of 28%) will apply to the payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report its full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules.
     If the backup withholding applies to a U.S. Holder, the U.S. Holder may use the amounts withheld as a refund or credit against the U.S. Holder’s United States federal income tax liability, as long as the U.S. Holder timely provides certain information to the IRS.
Non-U.S. Holders
   Taxation of Interest
     Subject to the discussion below concerning backup withholding, payments of interest on the notes to any Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that:
•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States;

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation (within the meaning of the Code) that is related to us directly or constructively through stock ownership; and

•	either (A) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other successor form), and certifies under penalties of perjury that it is not a “United States person” within the meaning of the Code, or (B) the Non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations.
     Interest that meets these four requirements is referred to as “portfolio interest.” Interest that does not qualify as portfolio interest generally will be subject to United States withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by appropriate certification as described above.
     Any liquidated damages payable on the notes as discussed under “U.S. Holder—Taxation of Interest” should be treated as a payment of interest as discussed above.
   Sale, Exchange or Redemption of the Notes
     Subject to the discussion below concerning backup withholding, gain (except with respect to any accrued but unpaid interest, which would be treated as interest as discussed above) that is recognized on the sale, exchange, redemption or other disposition of a note by a Non-U.S. Holder (other than a conversion of the note into common stock) generally will not be subject to United States federal income or withholding tax, unless (1) the gain is effectively connected with the conduct by such holder of a trade or business within the United States and, if an income tax treaty applies, the gain is attributable to a United States permanent establishment of the Non-U.S. Holder under the terms of the treaty, or (2) in the case of an individual, the Non-U.S. Holder has been present in the United States for 183 days or more during the taxable year of the sale or other disposition and certain other conditions are satisfied.
     The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (“USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

   Conversion of the Notes
     A Non-U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of stock also generally would not be subject to United States federal income tax. See “Special Tax Rules Applicable to Non-U.S. Holders—Sale of Common Stock,” below.
   Dividends
     Distributions on our common stock will be a dividend for U.S federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder on our common stock received upon conversion of a note generally will be subject to United States withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by appropriate certification. Some of the common means of meeting this requirement are described above under “Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest.”
     The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution that could be treated as a dividend for U.S federal income tax purposes. See “U.S. Holders—Dividends” above. In such case, the deemed dividend would be subject to the rules above regarding withholding of U.S federal income tax on dividends in respect of our common stock.
   Sale of Common Stock
     Non-U.S. Holders generally will not be subject to United States federal income tax on any gains realized on the sale, exchange or other disposition of our common stock. This general rule, however, is subject to exceptions, some of which are described under “Special Tax Rules Applicable to Non-U.S. Holders—Sale, Exchange or Redemption of Notes.”
   Income or Gains Effectively Connected With a United States Trade or Business
     The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or our common stock by a Non-U.S. Holder assumes that the holder is not engaged in a United States trade or business. If any interest on the notes (including liquidated damages), dividends on common stock, or gain from the sale, exchange or other disposition of the notes (including with respect to make whole premiums) or common stock is effectively connected with a United States trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to United States federal income tax at regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a United States trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its United States trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.
   United States Federal Estate Tax
     The estates of nonresident alien individuals are subject to United States federal estate tax on property with a United States situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under “Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest.” Because we are a United States corporation, our common stock will be United States situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The United States federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting
     A Non-U.S. Holder generally will be exempt from backup withholding (currently at a rate of 28%) and information reporting with respect to payments of principal and interest (including liquidated damages) on the notes, provided that the certification procedures required to claim the portfolio interest exemption described above under the heading “Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest” are satisfied.
     Proceeds received from the sale of a note (including a make whole premium) or common stock by a Non-U.S. Holder to or through the United States office of a broker generally are subject to information reporting and backup withholding, unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.
     If backup withholding applies to a Non-U.S. Holder, the holder may use the amounts withheld as a refund or credit against the holder’s United States federal income tax liability, as long as the Non-U.S. Holder timely provides certain information to the IRS.

SELLING SECURITYHOLDERS
     We originally issued $70.0 million of the notes in a private placement to the initial purchaser, Thomas Weisel Partners LLC, on August 24, 2004, and an additional $10.0 million of the notes to the initial purchaser on September 20, 2004. The initial purchaser resold the notes to the purchasers, including the selling securityholders listed below, in transfers exempt from registration pursuant to Rule 144A of the Securities Act. As used in this prospectus, the term “selling securityholders” includes their transferees, pledgees, donees and successors. Selling securityholders may from time to time offer and sell any or all of the notes and the shares of common stock issuable upon conversion of the notes pursuant to this prospectus.
     The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes that have not yet provided us with their information. We will amend this prospectus to include selling securityholders not named as of the date hereof or supplement this prospectus to include information regarding certain transferees of named selling securityholders in each case upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.
     The number of shares of common stock issuable on conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 77.04 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time.
     The percentages of shares of common stock beneficially owned and being offered are based on the number of our shares of common stock that was outstanding as of October 25, 2005. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable on conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of October 25, 2005, we had $80,000,000 in principal amount of the notes and 65,422,969 shares of common stock outstanding.
     Based on the information provided to us by the selling securityholders, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Principal Amount of Notes		Shares of Common Stock
			Number		Number
			Beneficially		Beneficially
	Beneficially		Owned Prior		Owned	Percentage
	Owned and	Percentage	to the	Number	Following	Outstanding
	Offered	of Notes	Conversion	Offered	the Offering	Following
Name (1)	Hereby	Outstanding	(2)	Hereby (3)	(4)	the Offering
Calyon Securities (USA) Inc.	$2,000,000	2.5%	—	154,080	—	—%
Citadel Equity Fund Ltd.	10,000,000	12.5	—	770,400	—	—
CNH CA Master Account L.P.	2,250,000	2.8	—	173,340	—	—
DKR Soundshore Opportunity Holding Fund Ltd.	5,450,000	6.8	—	419,868	—	—
Sterling Invest Co.	2,000,000	2.5	—	154,080	—	—
Wolverine Convertible Arbitrage Fund Ltd.	2,500,000	3.1	—	192,600	—
Subtotal	24,200,000	30.2	—	1,864,368	—	—
Any other holder of notes or future transferee, pledge, donee or successor of any holder not named herein (5)(6)	55,800,000	69.8	N/A	4,298,832	N/A	N/A
Total	80,000,000	100.0		6,163,200

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying shares of common stock by transferees, pledgees, donees or other successors in interest that receive such securities by gift, partnership distribution or other non-sale-related transfer from the named selling securityholders.

(2)	Figures in this column do not include the shares of common stock issuable on conversion of the notes that are listed in the column entitled “Number Offered Hereby.”

(3)	Assumes conversion of all of the holder’s notes at a conversion rate of 77.04 shares of common stock per $1,000 principal amount of notes and the subsequent offer for sale of all shares of common stock issuable on conversion of the notes. However, this conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of shares of common stock issuable on conversion of the notes may increase or decrease in the future.

(4)	Assumes sale, transfer or other disposition of all shares of common stock issuable on conversion of the notes.

(5)	Information about other selling securityholders will be set forth in post-effective amendments or supplements to this prospectus, if required.

(6)	Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any shares of common stock other than the shares of common stock issuable on conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION
     The selling securityholders may sell the notes and the shares of common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.
     The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (a) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (d) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the notes or the underlying common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible will be the purchase price of the notes or common stock less discounts and commissions, if any. We will not receive any of the proceeds from this offering.
     Our common stock is quoted on Nasdaq under the symbol “AQNT.” No notes resold under this prospectus will be eligible for trading in The PORTALSM Market. We do not intend to list the notes for trading on any national securities exchange or on Nasdaq, and can give no assurance about the development of any trading market for the notes.
     The securities laws of certain states may require that the notes and the common stock into which the notes are convertible can only be sold in such jurisdictions through registered or licensed brokers or dealers. In addition, in certain states, the notes and the common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.
     Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Act and the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.
     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.
     To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.
     We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their notes and the common stock into which the notes are convertible under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock, provided that each selling securityholder will be responsible for paying the transfer taxes, if any, and all commissions and discounts of underwriters, broker-dealers or agents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Our disclosure and analysis in this prospectus contains forward-looking statements, which provide our expectations or forecasts of future events. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Summary” and “Risk Factors” or incorporated by reference herein are forward-looking statements.
     Words such as “believes,” “anticipates” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and may be based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus.
     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
INCORPORATION BY REFERENCE
     We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2004 filed March 16, 2004;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005 filed May 10, 2005 and August 9, 2005, respectively;

•	our definitive proxy statement on Schedule 14A filed April 14, 2004; and

•	our current reports on Form 8-K filed on February 10, 2005, March 21, 2005, April 6, 2005 and July 25, 2005.
     Any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and until the date this offering is completed shall also be deemed to be incorporated into this prospectus by reference, and shall update or supersede the information contained in this prospectus.
     You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: aQuantive, Inc., Attention: Investor Relations, 821 Second Avenue, 18th Floor, Seattle, Washington 98104; telephone (206) 816-8800.
LEGAL MATTERS
     The validity of the common stock and the notes has been passed on for aQuantive by Perkins Coie LLP, Seattle, Washington.

EXPERTS
     The consolidated financial statements and schedule of aQuantive, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering management’s assessment of the effectiveness of internal controls over financial reporting contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of NetConversions, SBI.Razorfish, TechnologyBrokers and MediaBrokers as these companies were acquired during 2004.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered. All amounts shown are estimates except the SEC registration statement filing fee. The selling securityholders will pay none of the expenses listed below:

Amount to
be Paid
SEC registration fee	$10,136
Printing and engraving expenses	10,000
Legal fees and expense	55,000
Accounting fees and expense	25,000
Trustee fees and expenses	15,000
Other	10,000

Total	$125,136

Item 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS
     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (WBCA) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under various circumstances for liabilities arising under the Securities Act. Article 10 of the registrant’s articles of incorporation provide that the registrant will indemnify any individual made a party to a proceeding because that individual is or was one of the registrant’s directors and will advance or reimburse the reasonable expenses incurred by that individual in advance of final disposition of the proceeding, without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, or any other limitation which may be enacted in the future to the extent the limitation may be disregarded if authorized by the registrant’s articles of incorporation, to the fullest extent and under all circumstances permitted by applicable law. In addition, Section 10 of the registrant’s bylaws provides that the registrant will indemnify any individual made a party to a proceeding because that individual is or was one of its directors or officers or, in some circumstances, one of its employees, and will reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding.
     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in some specific circumstances involving intentional misconduct, knowing violations of law or unlawful distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by the WBCA, limitations on its directors’ liability to the registrant and its shareholders.
     Any amendment or repeal of Article 9 of the registrant’s articles of incorporation may not adversely affect any right or protection of a director for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.
     The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.
Item 16. EXHIBITS

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of June 27, 2004 among aQuantive, Inc., Artist Merger Sub, Inc. and SBI Holdings, Inc. (1)

4.1	Amendment No. 1 to Agreement and Plan of Merger dated as of July 27, 2004 among aQuantive, Inc., Artist Merger Sub, Inc. and SBI Holdings, Inc. (2)

4.2	Convertible Note Agreement dated as of July 27, 2004 by and among aQuantive, Inc. and each of the Persons listed on Exhibit A attached thereto. (2)

4.3	Investors’ Rights Agreement dated as of June 27, 2004 by and among aQuantive, Inc., Partridge Hill Management, LLC, as investment advisor to certain managed accounts, Cerberus Partners, L.P., Cerberus International, Ltd., and Cerberus Series One Holdings, LLC, W.E. Stringham, and Holladay Ranch Holding, L.P., Madeleine L.L.C. and L. Tim Pierce and L. Tim Pierce in his capacity as the SBI Representative. (2)

4.4	Indenture dated August 24, 2004 between aQuantive, Inc. and BNY Western Trust Company, as Trustee, including Form of Note. (3)

4.5	Registration Rights Agreement dated August 24, 2004 between aQuantive, Inc. and Thomas Weisel Partners LLC. (3)

4.6	Form of New Note. (4)

5.1	Opinion of Perkins Coie LLP . (4)

12.1	Statement Regarding Ratio of Earnings to Fixed Charges.

23.1	Consent of independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1) (4)

24.1	Power of Attorney. (4)

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of BNY Western Trust Company. (5)

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed June 28, 2004.

(2)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed August 9, 2004.

(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed August 26, 2004.

(4)	Previously filed as an Exhibit to the Form S-1 filed November 22, 2004.

(5)	Previously filed as an Exhibit to the Form S-1/A filed February 4, 2005.
Item 17. Undertakings
     A. The undersigned Registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 4, 2005.

AQUANTIVE, INC.

By:	/S/ BRIAN MCANDREWS

Name: Brian McAndrews
Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to Form S-1 has been signed on its behalf by the following persons in the capacities indicated below on November 4, 2005.

Signature	Title

/S/ BRIAN P. MCANDREWS Brian P. McAndrews	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ MICHAEL VERNON Michael Vernon	Chief Financial Officer (Principal Financial and Accounting Officer)

*NICOLAS J. HANAUER Nicolas J. Hanauer	Chairman of the Board

*RICHARD P. FOX Richard P. Fox	Director

*PETER M. NEUPERT Peter M. Neupert	Director

*JACK SANSOLO Jack Sansolo	Director

*MICHAEL B. SLADE Michael B. Slade	Director

*LINDA J. SRERE Linda J. Srere	Director

*JAYNIE M. STUDENMUND Jaynie M. Studenmund	Director

*By: /S/ LINDA SCHOEMAKER

Linda Schoemaker
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of June 27, 2004 among aQuantive, Inc., Artist Merger Sub, Inc. and SBI Holdings, Inc. (1)

4.1	Amendment No. 1 to Agreement and Plan of Merger dated as of July 27, 2004 among aQuantive, Inc., Artist Merger Sub, Inc. and SBI Holdings, Inc. (2)

4.2	Convertible Note Agreement dated as of July 27, 2004 by and among aQuantive, Inc. and each of the Persons listed on Exhibit A attached thereto. (2)

4.3	Investors’ Rights Agreement dated as of June 27, 2004 by and among aQuantive, Inc., Partridge Hill Management, LLC, as investment advisor to certain managed accounts, Cerberus Partners, L.P., Cerberus International, Ltd., and Cerberus Series One Holdings, LLC, W.E. Stringham, and Holladay Ranch Holding, L.P., Madeleine L.L.C. and L. Tim Pierce and L. Tim Pierce in his capacity as the SBI Representative. (2)

4.4	Indenture dated August 24, 2004 between aQuantive, Inc. and BNY Western Trust Company, as Trustee, including Form of Note. (3)

4.5	Registration Rights Agreement dated August 24, 2004 between aQuantive, Inc. and Thomas Weisel Partners LLC. (3)

4.6	Form of New Note. (4)

5.1	Opinion of Perkins Coie LLP. (4)

12.1	Statement Regarding Ratio of Earnings to Fixed Charges.

23.1	Consent of independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1) (4)

24.1	Power of Attorney. (4)

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of BNY Western Trust Company. (5)

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed June 28, 2004.

(2)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed August 9, 2004.

(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed August 26, 2004.

(4)	Previously filed as an Exhibit to the Form S-1 filed November 22, 2004.

(5)	Previously filed as an Exhibit to the Form S-1/A filed February 4, 2005.